Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Wilson W. Cheung

Chief Financial Officer

(510) 683-5900

AXT, Inc. Reports Fourth Quarter and Annual 2004 Results

FREMONT, Calif. – February 9, 2005 - AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.  The company’s financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Fourth Quarter 2004 Results

Revenue for the fourth quarter of 2004 was $7.6 million compared with $8.5 million for the third quarter of 2004.  During the fourth quarter, substrate revenue was $5.0 million compared with $7.3 million in the prior quarter, offset by increased revenue from raw material sales of $2.6 million compared with $1.2 million in the prior quarter.

Gross margin was 8.2 percent in the fourth quarter of 2004 compared with negative 26.2 percent in the third quarter of 2004.  The 8.2 percent gross margin included year-end adjustments primarily related to a reduction in regular sales returns reserve and inventory valuation adjustments, which accounted for approximately 5 percent of the quarterly gross margins.

Operating expenses were $3.6 million in the fourth quarter of 2004 compared with $3.2 million in the third quarter of 2004.  The increase in operating expenses from the prior quarter was primarily due to a charge to bad debt expense of $300,000.

The company reported a loss from operations of $3.0 million for the fourth quarter of 2004 compared with a loss from operations of $5.5 million for the third quarter of 2004.  Net interest and other income was $149,000 for the fourth quarter of 2004 compared with net interest and other income of $320,000 for the third quarter of 2004.

Net loss in the fourth quarter of 2004 was $2.3 million or a loss of $0.10 per basic and diluted share, compared with a loss of $5.0 million or a loss of $0.21 per basic and diluted share for the third quarter of 2004.

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Fiscal 2004 Results

Revenue for fiscal 2004 was $35.5 million compared with $34.7 million for fiscal 2003.  Gross margin was negative 0.7 percent for fiscal 2004 compared with 6.4 percent for fiscal 2003.

Operating expenses were $14.6 million for fiscal 2004 compared with $11.8 million for fiscal 2003.  Loss from operations was $14.8 million compared with $9.6 million for fiscal 2003.

Net loss for fiscal 2004 was $13.6 million or a loss of $0.59 per basic and diluted share, compared with a loss of $26.7 million or a loss of $1.18 per basic and diluted share for fiscal 2003.

Management Qualitative Comments

“During the fourth quarter substrate revenue declined sequentially by approximately one-third primarily because of a seasonal fluctuation in demand from our LED customers,” said Don Tatzin, interim chief executive officer.  “We were able to offset much of that decline with increased revenue from sales of raw materials, primarily gallium.  In the first quarter of 2005, we expect to have a higher mix of substrate revenues in our sales.

“We are pleased that we made significant quality improvements in our four- and six-inch diameter GaAs substrates.  Samples of four-inch diameter substrates sent to several customers that were processed using our new cleaning equipment appear to be largely haze free, similar to our two-inch and three-inch diameter substrates.  Early in the first quarter of 2005 we received orders for four-inch diameter substrates from some customers who had not placed orders with us for several months and we believe this indicates a turnaround is at hand if we can maintain high quality.  We believe that we can increase orders gradually with significant increases possible beginning in the third quarter.

“Also during the fourth quarter we completed the Sumitomo Electric Industries, Ltd. (SEI) agreement.  In January 2005, the intellectual property litigation was withdrawn and the interference proceeding was settled.  We also entered into a four-year cross-licensing agreement with SEI for all of our intellectual property related to GaAs and InP substrates.  We believe that reaching this agreement allows us to focus on our business and reduces the concerns that were expressed by some customers regarding whether we would be prohibited from selling substrates in Japan.

“As we look ahead to 2005, our long-term business strategy remains focused on leveraging our competencies in VGF technology and expanding joint ventures in China related to our core substrate business.  We believe there are opportunities to grow our business profitably using each competency and are putting plans in place to do so.”

Outlook for First Quarter, Ending March 31, 2005

AXT projects the following performance for the first quarter:

•                  Revenue is expected to be between $7.4 million and $7.8 million.

•                  Consolidated gross margin is expected to be between 3 percent and 5 percent.

•                  Consolidated sales, general and administrative expense is expected to be approximately $3.0 million.

•                  Consolidated research and development expense is expected to be approximately $400,000.

•                  Consolidated net loss from continuing operations is expected to be between $3.1 million and $3.3 million, or a loss of between $0.13 and $0.15 per diluted share.

•                  Capital expenditures during 2005 will be approximately $5.0 million.  AXT projects that capital expenditures in the first quarter will approximate $1.0 million.

Conference Call

A conference call will be held on February 9, 2005 at 1:30 p.m. PDT.  The conference call can be accessed at (973) 935-2100 (PIN 5600793).  The call will also be simulcast on the Internet at www.axt.com.  Replays will be available at (973) 341-3080 until February 16, 2005.  Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call.  Management’s accompanying script will be available on the company’s website immediately after the call through February 9, 2006. Additional investor information can be accessed at www.axt.com or by calling company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com . The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to our anticipated new orders from customers, the mix of product revenues, improvements in our product quality, opportunities to grow our business and increase sales of our substrates, new opportunities for China joint ventures, as well as expected quarterly financial results for the first quarter of fiscal 2005.  Such forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: our ability to increase sales and maintain product quality improvements, the potential outcome of securities litigation filed against us, the potential outcome of any actions that may be filed against us by current or former employees for wrongful termination or health and safety issues, overall conditions in the markets in which we compete, market acceptance and demand for our products, the impact of competitive products and pricing, and other factors as set forth in the company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenue	$7,623	$9,129	$35,454	$34,713
Cost of revenue	7,000	8,342	35,705	32,478
Gross profit (loss)	623	787	(251)	2,235

Operating expenses:
Selling, general and administrative	3,120	2,502	11,561	10,475
Research and development	391	289	1,479	1,337
Asset impairment charge	—	—	210	—
Restructuring charge	73	—	1,308	—
Total operating expenses	3,584	2,791	14,558	11,812
Loss from operations	(2,961)	(2,004)	(14,809)	(9,577)
Interest expense	63	96	290	466
Other expense (income), net	(212)	15	(646)	1,050
Loss before provision for income taxes	(2,812)	(2,115)	(14,453)	(11,093)
Provision (benefit) for income taxes	(106)	—	71	—
Loss from continuing operations	(2,706)	(2,115)	(14,524)	(11,093)
Discontinued operations:
Gain (loss) from discontinued operations, net of tax	250	—	472	(6,163)
Gain (loss) on disposal	194	—	419	(9,475)
Net loss	$(2,262)	$(2,115)	$(13,633)	$(26,731)

Basic and diluted loss per share:
Loss from continuing operations	$(0.12)	$(0.09)	$(0.63)	$(0.49)
Gain (loss) from discontinued operations	0.02	—	0.04	(0.69)
Net loss per share	$(0.10)	$(0.09)	$(0.59)	$(1.18)

Basic and diluted shares used in per share calculations	23,119	22,943	23,063	22,781

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except per share data)

	December 31,	December 31,
	2004	2003
Assets:
Current assets
Cash and cash equivalents	$12,117	$24,339
Short-term investments	20,062	14,669
Accounts receivable, net	4,034	6,297
Inventories	16,462	24,083
Prepaid expenses and other current assets	2,523	1,301
Assets held for sale	1,250	1,000
Total current assets	56,448	71,689

Property, plant and equipment	19,045	21,795
Other assets	3,832	4,237
Restricted deposits	8,215	9,302

Total assets	$87,540	$107,023

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$1,895	$2,638
Accrued liabilities	7,690	8,296
Accrued restructuring	552	—
Current portion of long-term debt	450	3,694
Total current liabilities	10,587	14,628

Long-term debt, net of current portion	7,600	8,842
Other long-term liabilities	1,336	1,255
Total liabilities	19,523	24,725

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	155,454	155,178
Accumulated deficit	(92,561)	(78,928)
Other comprehensive income	1,592	2,516
Total stockholders’ equity	68,017	82,298

Total liabilities and stockholders’ equity	$87,540	$107,023